Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 8, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations at Bluegreen Corporation and the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is December 16, 2011, relating to the financial statements and the effectiveness of its internal control over financial reporting of BFC Financial Corporation, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

February 13, 2012